Exhibit 99.1

KVH Industries Adopts Limited Duration Stockholder Rights Plan

MIDDLETOWN, RI – August 19, 2022 – KVH Industries, Inc. (Nasdaq: KVHI) (“KVH” or the “Company”) today announced that its Board of Directors (the “Board”) has unanimously adopted a limited duration stockholder rights plan (the “Rights Plan”).

The Rights Plan is intended to enable all shareholders to realize the full value of their investment in the Company. It is also intended to protect the Company and its shareholders from efforts to obtain control of KVH that the Board determines are not in the best interests of the Company and its shareholders.

The Rights Plan will give the Board sufficient time to carefully evaluate the best use of the proceeds from Company’s recently announced sale of its inertial navigation business and examine all options for maximizing shareholder value. The Rights Plan applies equally to all current and future shareholders and is not intended to deter offers or preclude the Board from considering offers that are fair and otherwise in the best interests of all the Company’s shareholders.

The Rights Plan provides several recognized shareholder protections, such as the following:

•	The Rights Plan will automatically expire at the close of business on the first day after the Company’s 2023 annual meeting of Stockholders (the “2023 Annual Meeting”), unless approved by the Company’s shareholders at the 2023 Annual Meeting, in which case it will expire in one year, on August 18, 2023.

•	The rights will be exercisable only if any person (or any persons acting as a group) acquires 15% or more of the Company’s outstanding common stock.

•	The Rights Plan has an exception for offers made for all shares of the Company that treat all shareholders equally, including a qualifying offer clause that provides stockholders the ability to call a special meeting for purposes of exempting a “qualifying offer.”

•	The Rights Plan does not contain any dead-hand, slow-hand, no-hand or similar feature that would limit the ability of a future Board to redeem the rights.

Brent C. Bruun, KVH President and Chief Executive Officer, said, “As we recently stated, our Board is focused on evaluating all options for maximizing long-term shareholder value, ranging from strategic alternatives to mechanisms for returning capital to shareholders. The Rights Plan will ensure that the Board can properly and deliberately consider all potential alternatives and maximize value for our shareholders.”

Additional Information on Stockholder Rights Plan

The Rights Plan is similar to plans adopted by other publicly traded companies. Pursuant to the Rights Plan, KVH declared a dividend distribution of one preferred stock purchase right for each outstanding share of the Company’s common stock to stockholders of record as of the close of business on August 29, 2022 (the “Record Date”). In addition, one right will automatically attach to each share of Common Stock issued between the Record Date and the earlier of the distribution date and the expiration date of the rights. Each right entitles the registered holder thereof to purchase from the Company a unit consisting of one ten-thousandth of a share (a “Unit”) of Series A Junior Participating Cumulative Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”) at a cash exercise price of $48.00 per Unit, subject to adjustment, under certain conditions specified in the Rights Plan and summarized below.

The rights will become exercisable if an entity, person or group acquires beneficial ownership of 15% or more of the Company’s outstanding common stock. In the event that the rights become exercisable due to the triggering ownership threshold being crossed, each right will entitle its holder (other than the person, entity or group triggering the Rights Plan, whose rights will become void and will not be exercisable) to receive shares of common stock of the Company having a market value equal to two times the exercise price of the right.

Under the Rights Plan, any person, entity or group that currently owns more than the triggering percentage may continue to own its shares of common stock but may not acquire any additional shares of common stock, or form a group with another owner of common stock, without triggering the Rights Plan.

A copy of the Rights Plan and a summary of its terms will be filed on a Form 8-K with the Securities and Exchange Commission.

KVH shareholders are not required to take any action at this time.

Advisors

Goodwin Procter LLP is serving as legal counsel for KVH and Evercore and Spotlight Advisors, LLC are serving as financial advisors.

About KVH Industries, Inc.

KVH Industries, Inc., is a global leader in mobile connectivity systems, with innovative technology designed to enable a mobile world. A market leader in maritime VSAT, KVH designs, manufactures, and provides connectivity and content services globally. Founded in 1982, the company is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI and more than a dozen offices around the globe.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include, but are not limited to, statements regarding, the effectiveness of the Rights Plan in providing the Board with time to make informed decisions that are in the best long-term interests of the Company and our shareholders; statements regarding our goal to achieve sustainable and profitable results, our new strategy, and our goals for greater cost discipline, improved profitability and increased shareholder value. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to, the uncertain outcome of our restructuring plan and related reduction in force, including the loss of valuable employees; uncertainties created by our leadership transition, including challenges and potential additional expenses in retaining our continuing employees, particularly in the current competitive labor market characterized by rising wages; uncertainties created by our new business strategy, which may impact customer recruitment and retention; the uncertain impact of ongoing disruptions in our supply chain and associated increases in our costs. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2022 and our subsequent filings with the Securities and Exchange Commission. Copies are available through our Investor Relations department and website, investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

Media Contacts:

Longacre Square Partners

Dan Zacchei / Joe Germani

dzacchei@longacresquare.com / jgermani@longacresquare.com